Exhibit 99.1

For Immediate Release

Insituform Technologies, Inc. Announces

Acquisition of The Bayou Companies

CHESTERFIELD, MO, February 23, 2009 – Insituform Technologies, Inc. (NASDAQ Global Select Market: INSU) (“Insituform” or the “Company”) today announced the closing of its acquisition of the business and assets of The Bayou Companies, L.L.C., a privately-held company headquartered in New Iberia, Louisiana. The cash purchase price of $125 million payable at closing was financed primarily with the net proceeds of a public offering of 10,350,000 shares of the Company’s common stock, which was completed on February 17, 2009. Bayou’s members may also be paid up to an additional $7.5 million, plus 50% of excess earnings, upon achievement by the former Bayou business of designated earnings targets during 2009, 2010 and 2011.

Bayou is a leading provider of products and services to the on-shore and off-shore oil and natural gas industries, primarily in the Gulf of Mexico and North America. Bayou’s products and services include internal and external pipeline coating, lining, weighting and insulation. Bayou also provides specialty fabrication and services for off-shore deepwater installations, including project management and logistics. For the twelve months ended September 30, 2008, Bayou reported net revenues of $129.3 million and income from continuing operations of $18.3 million.

In connection with the acquisition of Bayou’s assets, the Company also completed the acquisition of noncontrolling membership interests of two of Bayou’s subsidiaries, Commercial Coating Services International, Ltd. and Bayou Welding Works, L.L.C. The purchase price for these noncontrolling interests was $8.5 million, payable $4.5 million in cash, $2.5 million in Insituform common stock and $1.5 million in a six-month promissory note.

This press release is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. The public offering was made by means of a prospectus and related prospectus supplement. A copy of the final prospectus and related prospectus supplement may be obtained from: Merrill Lynch & Co., Prospectus Department, 4 World Financial Center, New York, NY 10080.

Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging or disruption. More information about Insituform is available on its website at www.insituform.com.

Insituform®, the Insituform® logo and Clean water for the world® are the registered trademarks of Insituform Technologies, Inc. and its affiliates.

CONTACT:

Insituform Technologies, Inc.

David F. Morris, Senior Vice President and Chief Administrative Officer

636-530-8000